HomeTrust Bancshares, Inc. Announces Financial Results for the First Quarter of the Year Ending
December 31, 2024, Declaration of a Quarterly Dividend, and Re-Authorization of Stock Buyback Program

ASHEVILLE, N.C., April 24, 2024 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the first quarter of the year ending December 31, 2024 and approval of its quarterly cash dividend. In addition, on April 22, 2024, the Company's Board of Directors re-authorized the repurchase the remaining 266,639 shares of the Company’s common stock under the repurchase plan originally authorized in February of 2022. The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors.
For the quarter ended March 31, 2024 compared to the quarter ended December 31, 2023:
•net income was $15.1 million compared to $13.5 million;
•diluted earnings per share ("EPS") was $0.88 compared to $0.79;
•annualized return on assets ("ROA") was 1.37% compared to 1.21%;
•annualized return on equity ("ROE") was 11.91% compared to 10.81%;
•net interest margin was 4.02% for both periods;
•provision for credit losses was $1.2 million compared to $3.4 million;
•tax-free death benefit proceeds from life insurance of $1.1 million compared to $1.6 million;
•quarterly cash dividends continued at $0.11 per share totaling $1.9 million for both periods.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.11 per common share payable on May 30, 2024 to shareholders of record as of the close of business on May 16, 2024.
“Once again, I am pleased with the continuation of HomeTrust’s top quartile financial performance which has led to national recognition from both Forbes and S&P Global,” said Hunter Westbrook, President and Chief Executive Officer. “This quarter, we remained focused on further strengthening the balance sheet which resulted in the expansion of customer deposits by over $100 million, maintaining our net interest margin above 4.00% and continuing our strong credit quality. This is a direct reflection of HomeTrust’s philosophy of prudent, sound and profitable balance sheet management, its strong culture of engaged teammates and demonstrates the Company’s resilience through economic rate cycles.
“As previously stated, our Board of Directors re-authorized the repurchase of shares of the Company’s stock. This action allows the Company to take advantage of its low stock price as compared to its tangible book value while also publicly exhibiting our optimism regarding the Company’s future financial performance.
“Lastly, it has been over one year since the merger with, and integration of, Quantum National Bank, and I am extremely pleased that the legacy Quantum employees have embraced our culture and operating philosophies. The performance of these employees, combined with further hires in the Atlanta market, have validated this strategic opportunity.”

WEBSITE: WWW.HTB.COM
Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended March 31, 2024 and December 31, 2023
Net Income.  Net income totaled $15.1 million, or $0.88 per diluted share, for the three months ended March 31, 2024 compared to net income of $13.5 million, or $0.79 per diluted share, for the three months ended December 31, 2023, an increase of $1.6 million, or 11.9%. Results for the three months ended March 31, 2024 were positively impacted by a decrease of $2.2 million in the provision for credit losses and a $563,000 increase in noninterest income, partially offset by a decrease of $693,000 in net interest income. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	March 31, 2024			December 31, 2023
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,864,258	$59,952	6.24%	$3,876,051	$60,069	6.15%
Debt securities available for sale	126,686	1,313	4.17	136,945	1,257	3.64
Other interest-earning assets(2)	131,495	2,090	6.39	121,366	1,493	4.88
Total interest-earning assets	4,122,439	63,355	6.18	4,134,362	62,819	6.03
Other assets	298,117			271,767
Total assets	$4,420,556			$4,406,129
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$590,738	$1,426	0.97%	$594,805	$1,209	0.81%
Money market accounts	1,281,340	9,664	3.03	1,251,170	8,930	2.83
Savings accounts	191,747	43	0.09	198,522	45	0.09
Certificate accounts	887,618	9,185	4.16	818,698	8,105	3.93
Total interest-bearing deposits	2,951,443	20,318	2.77	2,863,195	18,289	2.53
Junior subordinated debt	10,029	236	9.46	10,005	239	9.48
Borrowings	103,155	1,571	6.13	156,619	2,368	6.00
Total interest-bearing liabilities	3,064,627	22,125	2.90	3,029,819	20,896	2.74
Noninterest-bearing deposits	810,114			837,048
Other liabilities	36,945			45,156
Total liabilities	3,911,686			3,912,023
Stockholders' equity	508,870			494,106
Total liabilities and stockholders' equity	$4,420,556			$4,406,129
Net earning assets	$1,057,812			$1,104,543
Average interest-earning assets to average interest-bearing liabilities	134.52%			136.46%
Non-tax-equivalent
Net interest income		$41,230			$41,923
Interest rate spread			3.28%			3.29%
Net interest margin(3)			4.02%			4.02%
Tax-equivalent(4)
Net interest income		$41,579			$42,264
Interest rate spread			3.32%			3.32%
Net interest margin(3)			4.06%			4.06%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $349 and $341 for the three months ended March 31, 2024 and December 31, 2023, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the three months ended March 31, 2024 increased $536,000, or 0.9%, compared to the three months ended December 31, 2023, which was driven by a $597,000, or 40.0%, increase in income on other investments and interest-bearing deposits due to the allocation of liquid funds in higher-yielding deposit accounts. Accretion income on acquired loans of $715,000 and $405,000 was recognized during the same periods, respectively, and was included in interest income on loans.

Total interest expense for the three months ended March 31, 2024 increased $1.2 million, or 5.9%, compared to the three months ended December 31, 2023. The increase was the result of both increases in the average cost of funds and average balances across interest-bearing deposit types, partially offset by a decline in average borrowings outstanding.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$(1,008)	$891	$(117)
Debt securities available for sale	(112)	168	56
Other interest-earning assets	96	501	597
Total interest-earning assets	(1,024)	1,560	536
Interest-bearing liabilities
Interest-bearing checking accounts	(28)	245	217
Money market accounts	82	652	734
Savings accounts	(2)	—	(2)
Certificate accounts	556	524	1,080
Junior subordinated debt	(3)	—	(3)
Borrowings	(830)	33	(797)
Total interest-bearing liabilities	(225)	1,454	1,229
Decrease in net interest income			$(693)
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	$ Change	% Change
Provision for credit losses
Loans	$1,145	$4,050	$(2,905)	(72)%
Off-balance-sheet credit exposure	20	(690)	710	103
Total provision for credit losses	$1,165	$3,360	$(2,195)	(65)%
For the quarter ended March 31, 2024, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $2.3 million during the quarter:
•$0.1 million benefit driven by changes in the loan mix.
•$0.9 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.2 million decrease in specific reserves on individually evaluated credits.
For the quarter ended December 31, 2023, the "loans" portion of the provision for credit losses was primarily the result of the following, offset by net charge-offs of $2.8 million during the quarter:
•$0.5 million benefit driven by changes in the loan mix.
•$0.9 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.8 million increase in specific reserves on individually evaluated credits.
For the quarters ended March 31, 2024 and December 31, 2023, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the three months ended March 31, 2024 increased $572,000, or 6.9%, when compared to the quarter ended December 31, 2023. Changes in the components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,149	$2,368	$(219)	(9)%
Loan income and fees	678	423	255	60
Gain on sale of loans held for sale	1,457	1,037	420	41
Bank owned life insurance ("BOLI") income	1,835	2,152	(317)	(15)
Operating lease income	1,859	1,592	267	17
Loss on sale of premises and equipment	(9)	(248)	239	96
Other	842	924	(82)	(9)
Total noninterest income	$8,811	$8,248	$563	7%
•Loan income and fees: The increase was the result of loan servicing fee income returning to normal levels in the current quarter. The prior quarter included $150,000 of expense associated with the early payoff and/or charge-off of loans being serviced.
•Gain on sale of loans held for sale: The increase was primarily driven by SBA loans sold during the period. There were $12.9 million in sales of the guaranteed portion of SBA commercial loans with gains of $1.1 million for the quarter compared to $5.6 million sold and gains of $439,000 for the prior quarter. There were $15.3 million of residential mortgage loans originated for sale which were sold during the current quarter with gains of $316,000 compared to $20.5 million sold with gains of $417,000 in the prior quarter. Our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a gain of $55,000 for the quarter ended March 31, 2024 versus a loss of $142,000 for the quarter ended December 31, 2023. There were $7.8 million of HELOCs sold for a gain of $16,000 compared to $37.5 million sold with gains of $322,000 in the prior quarter. The decrease in the gain on sale of HELOCs was due to only one sale in the current quarter versus three sales in the prior quarter as well as a combined $78,000 in expense recorded in the current quarter to refund premiums previously received under sold loan recourse provisions and to establish a liability for potential future requests. No such expense was recorded in the prior quarter.
•BOLI income: The decrease was due to only $1.1 million in tax-free gains on death benefit proceeds in excess of the cash surrender value of the policies in the current quarter compared to $1.6 million in the prior quarter, partially offset by an increase in policy earnings as a result of the partial restructuring of the Company's BOLI policies, which was executed at the end of the prior quarter.
•Operating lease income: The increase was the result of an increase in the average outstanding balance as well as gains/losses incurred on previously leased equipment, where we recognized net losses of $145,000 and $192,000 in the quarters ended March 31, 2024 and December 31, 2023, respectively.
•Loss on sale of premises and equipment: During the quarter ended December 31, 2023, the Company recognized $625,000 of expense due to the impairment of the remaining right of use asset associated with a previously closed branch, partially offset by a $380,000 gain on the sale of a parcel of land.
Noninterest Expense.  Noninterest expense for the three months ended March 31, 2024 increased $92,000, or 0.3%, when compared to the three months ended December 31, 2023. Changes in the components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$16,976	$16,256	$720	4%
Occupancy expense, net	2,437	2,443	(6)	—
Computer services	3,088	3,002	86	3
Telephone, postage and supplies	585	603	(18)	(3)
Marketing and advertising	645	625	20	3
Deposit insurance premiums	554	702	(148)	(21)
Core deposit intangible amortization	762	860	(98)	(11)
Other	4,817	5,290	(473)	(9)
Total noninterest expense	$29,864	$29,781	$83	—%
•Salaries and employee benefits: The quarter-over-quarter increase was primarily the result of $389,000 in additional FICA taxes.
•Deposit insurance premiums: The decrease was due to a drop in the assessment rate the Company is charged for deposit insurance.
•Other: The decrease was primarily the result of a $173,000 decrease in fraud losses and $115,000 of severance expense included in the prior quarter related to staff reductions.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the three months ended March 31, 2024 and December 31, 2023 were 20.8% and 20.9%, respectively. In both periods, the effective tax rate was positively impacted by tax-free gains on BOLI death benefit proceeds of $1.1 million and $1.6 million, respectively.

Balance Sheet Review
Total assets increased by $11.4 million to $4.7 billion and total liabilities decreased by $1.9 million to $4.2 billion, respectively, at March 31, 2024 as compared to December 31, 2023. The majority of these changes were the result of an increase in deposits, which, combined with amounts received from maturing investments, were used to fund growth in loans held for sale, pay down borrowings, and provide additional liquidity.
Stockholders' equity increased $13.3 million to $513.2 million at March 31, 2024 as compared to December 31, 2023. Activity within stockholders' equity included $15.1 million in net income, partially offset by $1.9 million in cash dividends declared. As of March 31, 2024, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $47.5 million, or 1.30% of total loans, at March 31, 2024 compared to $48.6 million, or 1.34% of total loans, at December 31, 2023. The drivers of this change are discussed in the "Comparison of Results of Operations for the Three Months Ended March 31, 2024 and December 31, 2023 – Provision for Credit Losses" section above.
Net loan charge-offs totaled $2.3 million for the three months ended March 31, 2024 compared to $2.8 million for the three months ended December 31, 2023. Annualized net charge-offs as a percentage of average assets were 0.24% for the three months ended March 31, 2024 compared to 0.29% for the three months ended December 31, 2023. The net charge-offs recognized the past two quarters have been concentrated in our equipment finance and SBA portfolios, with net charge-offs in these portfolios totaling $2.8 million and $0.9 million, respectively.
Nonperforming assets, made up entirely of nonaccrual loans for both periods, increased by $865,000, or 4.5%, to $20.2 million, or 0.43% of total assets, at March 31, 2024 compared to $19.3 million, or 0.41% of total assets, at December 31, 2023. Consistent with last quarter, equipment finance loans, specifically smaller over-the-road truck loans, made up the largest portion of nonperforming assets at $6.6 million and $6.5 million, respectively, at these same dates. During the quarter, the Company elected to cease further originations within the transportation sector of equipment finance loans. The ratio of nonperforming loans to total loans was 0.55% at March 31, 2024 compared to 0.53% at December 31, 2023.
The ratio of classified assets to total assets decreased to 0.80% at March 31, 2024 from 0.90% at December 31, 2023 as classified assets decreased $4.6 million, or 11.0%, to $37.4 million at March 31, 2024 compared to $42.0 million at December 31, 2023. The decrease was primarily due to the upgrade of a $3.7 million commercial and industrial relationship and a $1.3 million owner-occupied commercial real estate relationship during the period.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of March 31, 2024, the Company had assets of $4.7 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (the Asheville metropolitan area, the "Piedmont" region, Charlotte and Raleigh/Cary), South Carolina (Greenville and Charleston), East Tennessee (Kingsport/Johnson City, Knoxville and Morristown), Southwest Virginia (the Roanoke Valley) and Georgia (Greater Atlanta).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to the impact of bank failures or adverse developments involving other banks and related negative press about the banking industry in general on investor and depositor sentiment; the remaining effects of the COVID-19 pandemic on general economic and financial market conditions and on public health, both nationally and in the Company's market areas; expected revenues, cost savings, synergies and other benefits from merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected, and goodwill impairment charges might be incurred; increased competitive pressures among financial services companies; changes in the interest rate environment; changes in general economic conditions, both nationally and in our market areas; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or in the documents the Company files with or furnishes to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions, the factors described above or other factors that management cannot foresee. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	March 31, 2024	December 31, 2023(1)	September 30, 2023	June 30, 2023(1)	March 31, 2023
Assets
Cash	$16,134	$18,307	$18,090	$19,266	$18,262
Interest-bearing deposits	364,359	328,833	306,924	284,231	296,151
Cash and cash equivalents	380,493	347,140	325,014	303,497	314,413
Certificates of deposit in other banks	33,625	34,722	35,380	33,152	33,102
Debt securities available for sale, at fair value	120,807	126,950	134,348	151,926	157,718
FHLB and FRB stock	13,691	18,393	19,612	20,208	19,125
SBIC investments, at cost	14,568	13,789	14,586	14,927	13,620
Loans held for sale, at fair value	2,764	3,359	4,616	6,947	1,209
Loans held for sale, at the lower of cost or fair value	220,699	198,433	200,834	161,703	89,172
Total loans, net of deferred loan fees and costs	3,648,152	3,640,022	3,659,914	3,658,823	3,649,333
Allowance for credit losses – loans	(47,502)	(48,641)	(47,417)	(47,193)	(47,503)
Loans, net	3,600,650	3,591,381	3,612,497	3,611,630	3,601,830
Premises and equipment, net	70,588	70,937	72,463	73,171	74,107
Accrued interest receivable	16,944	16,902	16,513	14,829	13,813
Deferred income taxes, net	11,222	11,796	9,569	10,912	10,894
BOLI	88,369	88,257	106,059	106,572	105,952
Goodwill	34,111	34,111	34,111	34,111	33,682
Core deposit intangibles, net	8,297	9,059	9,918	10,778	11,637
Other assets	67,183	107,404	56,477	53,124	49,596
Total assets	$4,684,011	$4,672,633	$4,651,997	$4,607,487	$4,529,870
Liabilities and stockholders' equity
Liabilities
Deposits	$3,799,807	$3,661,373	$3,640,961	$3,601,168	$3,675,599
Junior subordinated debt	10,045	10,021	9,995	9,971	9,945
Borrowings	291,513	433,763	452,263	457,263	320,263
Other liabilities	69,473	67,583	64,367	67,899	62,821
Total liabilities	4,170,838	4,172,740	4,167,586	4,136,301	4,068,628
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized(2)	175	174	174	174	174
Additional paid in capital	172,919	172,366	171,663	171,222	170,670
Retained earnings	346,598	333,401	321,799	308,651	295,325
Unearned Employee Stock Ownership Plan ("ESOP") shares	(4,364)	(4,497)	(4,629)	(4,761)	(4,893)
Accumulated other comprehensive loss	(2,155)	(1,551)	(4,596)	(4,100)	(3,034)
Total stockholders' equity	513,173	499,893	484,411	471,186	458,242
Total liabilities and stockholders' equity	$4,684,011	$4,672,633	$4,651,997	$4,607,487	$4,526,870
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,444,787 at March 31, 2024; 17,387,069 at December 31, 2023; 17,380,307 at September 30, 2023; 17,366,673 at June 30, 2023; and 17,370,063 at March 31, 2023.

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023
Interest and dividend income
Loans	$59,952	$60,069
Debt securities available for sale	1,313	1,257
Other investments and interest-bearing deposits	2,090	1,493
Total interest and dividend income	63,355	62,819
Interest expense
Deposits	20,318	18,289
Junior subordinated debt	236	239
Borrowings	1,571	2,368
Total interest expense	22,125	20,896
Net interest income	41,230	41,923
Provision for credit losses	1,165	3,360
Net interest income after provision for credit losses	40,065	38,563
Noninterest income
Service charges and fees on deposit accounts	2,149	2,368
Loan income and fees	678	423
Gain on sale of loans held for sale	1,457	1,037
BOLI income	1,835	2,152
Operating lease income	1,859	1,592
Loss on sale of premises and equipment	(9)	(248)
Other	842	924
Total noninterest income	8,811	8,248
Noninterest expense
Salaries and employee benefits	16,976	16,256
Occupancy expense, net	2,437	2,443
Computer services	3,088	3,002
Telephone, postage and supplies	585	603
Marketing and advertising	645	625
Deposit insurance premiums	554	702
Core deposit intangible amortization	762	860
Other	4,817	5,290
Total noninterest expense	29,864	29,781
Income before income taxes	19,012	17,030
Income tax expense	3,945	3,566
Net income	$15,067	$13,464

Per Share Data

	Three Months Ended
	March 31, 2024	December 31, 2023
Net income per common share(1)
Basic	$0.88	$0.79
Diluted	$0.88	$0.79
Average shares outstanding
Basic	16,859,738	16,820,369
Diluted	16,872,840	16,827,460
Book value per share at end of period	$29.42	$28.75
Tangible book value per share at end of period(2)	$27.10	$26.39
Cash dividends declared per common share	$0.11	$0.11
Total shares outstanding at end of period	17,444,787	17,387,069
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended
	March 31, 2024	December 31, 2023
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.37%	1.21%
Return on equity (ratio of net income to average equity)	11.91	10.81
Yield on earning assets	6.18	6.03
Rate paid on interest-bearing liabilities	2.90	2.74
Average interest rate spread	3.28	3.29
Net interest margin(2)	4.02	4.02
Average interest-earning assets to average interest-bearing liabilities	134.52	136.46
Noninterest expense to average total assets	2.72	2.68
Efficiency ratio	59.69	59.36
Efficiency ratio – adjusted(3)	60.64	60.52
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Asset quality ratios
Nonperforming assets to total assets(1)	0.43%	0.41%	0.25%	0.18%	0.18%
Nonperforming loans to total loans(1)	0.55	0.53	0.32	0.23	0.22
Total classified assets to total assets	0.80	0.90	0.76	0.53	0.49
Allowance for credit losses to nonperforming loans(1)	235.18	251.60	400.41	567.56	600.47
Allowance for credit losses to total loans	1.30	1.34	1.30	1.29	1.30
Net charge-offs to average loans (annualized)	0.24	0.29	0.27	0.13	0.01
Capital ratios
Equity to total assets at end of period	10.96%	10.70%	10.41%	10.23%	10.12%
Tangible equity to total tangible assets(2)	10.18	9.91	9.60	9.39	9.27
Average equity to average assets	11.51	11.03	10.84	10.79	11.14
(1)Nonperforming assets include nonaccruing loans and REO. There were no accruing loans more than 90 days past due at the dates indicated. At March 31, 2024, $7.7 million, or 38.2%, of nonaccruing loans were current on their loan payments as of that date.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Commercial real estate loans
Construction and land development	$304,727	$305,269	$352,143	$356,674	$368,756
Commercial real estate – owner occupied	532,547	536,545	526,534	529,721	524,247
Commercial real estate – non-owner occupied	881,143	875,694	880,348	901,685	926,991
Multifamily	89,692	88,623	83,430	81,827	85,285
Total commercial real estate loans	1,808,109	1,806,131	1,842,455	1,869,907	1,905,279
Commercial loans
Commercial and industrial	243,732	237,255	237,366	245,428	229,840
Equipment finance	462,649	465,573	470,387	462,211	440,345
Municipal leases	151,894	150,292	147,821	142,212	138,436
Total commercial loans	858,275	853,120	855,574	849,851	808,621
Residential real estate loans
Construction and land development	85,840	96,646	103,381	110,074	105,617
One-to-four family	605,570	584,405	560,399	529,703	518,274
HELOCs	184,274	185,878	185,289	187,193	193,037
Total residential real estate loans	875,684	866,929	849,069	826,970	816,928
Consumer loans	106,084	113,842	112,816	112,095	118,505
Total loans, net of deferred loan fees and costs	3,648,152	3,640,022	3,659,914	3,658,823	3,649,333
Allowance for credit losses – loans	(47,502)	(48,641)	(47,417)	(47,193)	(47,503)
Loans, net	$3,600,650	$3,591,381	$3,612,497	$3,611,630	$3,601,830
Deposits

(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Core deposits
Noninterest-bearing accounts	$773,901	$784,950	$827,362	$825,481	$872,492
NOW accounts	600,561	591,270	602,804	611,105	678,178
Money market accounts	1,308,467	1,246,807	1,195,482	1,241,840	1,299,503
Savings accounts	191,302	194,486	202,971	212,220	228,390
Total core deposits	2,874,231	2,817,513	2,828,619	2,890,646	3,078,563
Certificates of deposit	925,576	843,860	812,342	710,522	597,036
Total	$3,799,807	$3,661,373	$3,640,961	$3,601,168	$3,675,599

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023
Noninterest expense	$29,864	$29,781

Net interest income	$41,230	$41,923
Plus: tax-equivalent adjustment	349	341
Plus: noninterest income	8,811	8,248
Less: BOLI death benefit proceeds in excess of cash surrender value	1,143	1,554
Less: loss on sale of premises and equipment	(9)	(248)
Net interest income plus noninterest income – adjusted	$49,256	$49,206

Efficiency ratio	59.69%	59.36%
Efficiency ratio – adjusted	60.64%	60.52%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total stockholders' equity	$513,173	$499,893	$484,411	$471,186	$458,242
Less: goodwill, core deposit intangibles, net of taxes	40,500	41,086	41,748	42,410	42,642
Tangible book value	$472,673	$458,807	$442,663	$428,776	$415,600
Common shares outstanding	17,444,787	17,387,069	17,380,307	17,366,673	17,370,063
Book value per share	$29.42	$28.75	$27.87	$27.13	$26.38
Tangible book value per share	$27.10	$26.39	$25.47	$24.69	$23.93
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Tangible equity(1)	$472,673	$458,807	$442,663	$428,776	$415,600
Total assets	4,684,011	4,672,633	4,651,997	4,607,487	4,526,870
Less: goodwill, core deposit intangibles, net of taxes	40,500	41,086	41,748	42,410	42,642
Total tangible assets	$4,643,511	$4,631,547	$4,610,249	$4,565,077	$4,484,228

Tangible equity to tangible assets	10.18%	9.91%	9.60%	9.39%	9.27%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.